Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ROO GROUP, INC.", CHANGING ITS NAME FROM "ROO GROUP, INC." TO "KIT DIGITAL, INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF MAY, A.D. 2008, AT 7:45 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2931986 8100

080569941

AUTHENTICATION: 6608463

DATE: 05-22-08

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:29 PM 05/19/2008
FILED 07:45 PM 05/19/2008
SRV 080569941 - 2931986 FILE

CERTIFICATE OF AMENDMENT
TO THE AMENDED CERTIFICATE OF INCORPORATION OF
ROO GROUP, INC.

The undersigned, being the Chief Executive Officer of ROO GROUP, INC., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation is ROO Group, Inc. (the "Corporation"). The date of filing the original certificate of incorporation with the Secretary of State of Delaware was August 11, 1998.

2. Article FIRST of the certificate of incorporation of the Corporation is hereby superseded and replaced as follows:

"FIRST: The name of the corporation (hereinafter referred to as the "Corporation is KIT digital, Inc."

3. Article FOURTH of the certificate of incorporation of the Corporation is hereby superseded and replaced as follows:

"FOURTH: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.0001 per share. The second class of stock shall be Preferred Stock, par value $0.0001 per share.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$ 0.0001	500,000,000
Preferred	$ 0.0001	10,000,000
Totals:		510,000,000"

3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the holders of the Corporation's voting stock in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Kaleil Isaza Tuzman, its Chief Executive Officer, this 19th day of May 2008.

ROO GROUP, INC.

By: ______________________

Kaleil Isaza Tuzman
Chief Executive Officer